Exhibit 10.62
Compensatory Arrangements for Executive Officers

     The Compensation Committee (the “Committee”) of the Board of Directors of OSI Pharmaceuticals, Inc. (“OSI” or the “Company”) approved the 2008 salaries and 2007 cash bonuses for OSI’s principal executive officer, principal accounting officer and other named executive officers (as that term is defined in Item 402 of Regulation S-K) as set forth in OSI’s proxy statement dated May 4, 2007 (the “2007 Proxy”), excluding Paul Chaney, who was no longer an executive officer as of January 1, 2007, and David R. Guyer, M.D., who resigned from the Company in May 2006. The following table sets forth the annual base salary level of such officers for 2008 and the 2007 cash bonuses for each such officer:

Name and Position	2008 Base Salary	2007 Bonus
Colin Goddard, Ph.D.	$640,000	$900,000
Chief Executive Officer

Michael G. Atieh	$435,000	$260,000
Executive Vice President, Chief Financial Officer and Treasurer

Gabriel Leung	$438,300	$235,000
Executive Vice President and President, (OSI) Oncology

Anker Lundemose, M.D., Ph.D., D.Sc.	£224,400	£121,000
Executive Vice President and President, (OSI) Prosidion
Cash Bonuses
     The 2007 bonus awards were computed in accordance with the Committee’s policy awarding annual bonuses for executive officers, as disclosed in the Compensation Discussion and Analysis section of the 2007 Proxy, and are consistent with past practices. OSI has established a discretionary annual cash bonus program for all of its employees, including its executive officers. The bonus targets, which are a percentage of base salary, for all of its executive officers are based upon their respective grade levels. The amount of bonus actually paid to its employees, including the executive officers (other than OSI’s CEO), is a function of the corporate and individual performance measures. The CEO’s bonus is based entirely on corporate performance measures. Consistent with its compensation objectives, a larger portion of the bonuses for OSI’s executive officers is tied to corporate performance as compared to individual performance. In addition, the performance of their respective department(s) or function group(s) is the largest component in measuring the individual performance for executive officers (other than the CEO).
     The actual amount of the bonuses paid to its executive officers, including the CEO, varies depending upon the Company’s performance (which is 80% of the total bonus) and, for executive officers other than the CEO, such executive officers’ individual performance (which is 20% of the total bonus). The corporate component has ranged between 80% and 150% of the corporate component target and the individual performance component has ranged between approximately 80% and 130% of the individual performance component target depending upon an executive’s individual performance rating. In 2007, the Committee set the corporate component at 150% for the CEO and 120% for all other executive officers. The individual component of the annual cash bonus is based on the executive officer’s individual performance rating, determined in the manner discussed above. For 2007, the individual performance component of the annual cash bonus was set between approximately 80% and 130% for executive officers who received one of the top three performance ratings.

     The bonus targets for the named executive officers are either set in accordance with their employment agreements or are based upon their respective grade levels. The 2008 bonus targets (which represents a percentage of base salary) for the named executive officers are as follows:

Name	Target
Colin Goddard, Ph.D.	100%
Michael G. Atieh	50%
Gabriel Leung	50%
Anker Lundemose, M.D., Ph.D., D.Sc.	50%
Equity Awards
     OSI grants equity awards of stock options, restricted stock, restricted stock units and deferred stock units to its employees under its Amended and Restated Stock Incentive Plan. Most of its employees, including its executive officers, receive an annual equity grant in December. The total amount of equity to be granted is initially determined by the CEO in consultation with the Senior Vice President of Human Resources, and then recommended to the Committee for approval. The exercise price for all stock options is set at the closing price of OSI’s common stock on the date that the Committee approves the annual grant, with such approval date serving as the date of grant. Equity grants to the named executive officers are designed to provide a level of equity compensation that is at the approximate 50th percentile of that awarded by OSI’s peer group of companies. OSI determines the value of the grants provided to each executive officer. For 2007, the named executive officers received grants within 20% of their target guidelines.
Perquisites

     OSI provides very few perquisites to its executive officers. Certain of its named executive officers receive a reimbursement of relocation expenses, temporary housing allowance, legal fees and home security systems.